Exhibit 3.46

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

BMC MEADOWOOD II, LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of BMC Meadowood II, LLC (the “Company”) is made and entered into as of this 9th day of April, 2013, by BMCH California, LLC, a Delaware limited liability company, as the sole member (the “Original Member” and any person or entity that from time to time is the sole member of the Company, a “Member”).

The Member desires to form a limited liability company pursuant to the laws of the State of Delaware. Accordingly, the Original Member (and each successor Member) agrees as follows:

1. Formation. The Original Member has formed the Company pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (the “Act”) and subject to the terms, provisions and conditions set forth in this Agreement.

2. Filing. In connection with the formation of the Company, an authorized person has caused a Certificate of Formation that complies with the requirements of the Act to be properly filed with the Delaware Secretary of State. The Original Member hereby ratifies and confirms the filing of the Company’s Certificate of Formation.

3. Name. The name of the Company shall be “BMC Meadowood II, LLC”. The Member may conduct the business of the Company under any other name deemed necessary or desirable.

4. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

5. Principal Office, Registered Office and Registered Agent. The address of the principal office of the Company is 6489 Camden Avenue, Suite 204, San Jose, California 95120, or any other place the Board of Managers (as defined below) may designate from time to time. The name of the Company’s registered agent in Delaware is Corporation Service Company, whose address in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.

6. Members.

6.1. Membership Interests. The Original Member is the holder of all of the membership interests of the Company, as set forth on Exhibit A (the “Membership Interests”). No Member shall have any obligation to make any additional capital contributions to the Company, but may make such additional capital contributions to the Company as such Member, it its sole discretion, may deem necessary or advisable in connection with the business of the Company.

6.2. Limited Liability. Except as expressly set forth in this Agreement or required under the Act, no Member, Manager (as defined below) or Officer (as defined below) shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Member, Manager or an Officer of the Company. Except as expressly set forth in this Agreement or in a separate written agreement, in no event shall any Member (or former Member) be obligated to guarantee any indebtedness or other obligations of the Company at any time outstanding or have any liability for the repayment or discharge of the debts and obligations of the Company or for the repayment of any capital contribution of any other Member.

6.3. Admission of Additional Members. One (1) or more additional members may be admitted to the Company with the consent of the Member. Upon the admission to the Company of any additional members, the Member shall cause this Agreement to be amended and restated to reflect the admission of such additional member(s), the initial capital contribution, if any, of such additional member(s) and the intention of the member to cause the Company to be classified as a partnership for federal income tax purposes, and to include such other provisions as the members may agree to reflect the change of status of the Company from a single member limited liability company to a limited liability company with two or more members.

6.4. Members Are Not Agents. Pursuant to Section 8, the management of the Company is vested in the Board of Managers. No Member, acting solely in the capacity of a Member, is an agent of the Company nor can any Member in such capacity bind or execute any instrument on behalf of the Company.

7. Profits and Losses; Distributions. The Member shall treat all of the profits and losses of the Company as its own. All distributions shall be made to the Member at times and in amounts determined by the Member or the Board of Managers. The Company shall not make distributions to the Member if such distribution would violate Section 18-607 of the Act.

8. Management.

8.1. Management and Control; Day to Day Affairs of the Company. The management of the Company is vested in one or more managers (each, a “Manager” and collectively, the “Board of Managers”) and the day-to-day business and affairs of the Company shall be delegated by the Board of Managers to the officers of the Company as described in Section 8.5 below (the “Officers”). Any Officer acting pursuant to authority granted by the Board of Managers or the provisions of this Agreement is authorized to take any actions, to make any determinations and to provide any consents permitted to be taken, made or provided by the Company under this Agreement; provided, however, that no Officer shall take any action, make any determination or provide any consent expressly reserved by this Agreement to the sole Member or reserved to the Board of Managers pursuant to an action duly and validly taken by a majority of the Board of Managers, or if there is only one Manager, by the sole Manager.

8.2. Board of Managers. The exact number of Managers shall be fixed from time to time by the Board of Managers. The initial Managers have been elected by the Original Member and are named on Exhibit B.

8.3. Resignation and Removal. Any or all Managers may be removed, with or without cause, by the Member. Any removal shall be without prejudice to the rights, if any, of such Manager under any contract of employment. Any Manager may resign as a manager at any time upon written notice to the Company without prejudice to the rights, if any, of the Company under any contract to which such Manager is a party. Unless the Managers have earlier resigned or been removed, the Managers shall hold office until the expiration of the term for which they were elected, or if no term was provided, until their successors have been elected and qualified.

8.4. Meetings of Board of Managers. Meetings of the Board of Managers may be held at the date, time and place the Board of Managers decides from time to time. No annual or regular Board of Managers meetings are required. Any Manager desiring to call a meeting must give each other Manager reasonable notice of the meeting. A Manager may participate in any Board of Managers’ meeting by means of conference telephones, video conferencing equipment or similar communications equipment. Any action that may be taken at a meeting of the Board of Managers may be taken without a meeting if all Managers sign and deliver to the Company a written consent describing the action taken.

8.5. Officers. The Officers shall be appointed by the Board of Managers and shall serve at the pleasure of the Board of Managers, subject to the rights, if any, of an Officer under any contract of employment. Any Officer may resign at any time upon written notice to the Company without prejudice to the rights, if any, of the Company under any contract to which such Officer is a party. Those Officers may include, without limitation, a chairman, a president, a chief financial officer, an executive vice president, a secretary, a treasurer and any other Officers the Board of Managers deems appropriate. Unless the Board of Managers decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 8.5 may be revoked at any time by the Board of Managers. The initial Officers of the Company are listed on Exhibit B.

8.6. An Officer may, but need not, be a Manager of the Company and any number of offices may be held by the same person.

8.7. Performance of Duties; Reliance on Others. In performing their duties, the Officers and the Managers shall be entitled to rely on information; opinions, reports, or statements, including financial statements and other financial data, of the following persons or groups unless such Manager or such Officer has knowledge concerning the matter in question that would cause such reliance to be unwarranted and provided that such Manager or Officer acts in good faith and after reasonable inquiry when the need therefor is indicated by the circumstances:

(i)	one or more Officers, employees or other agents of the Company whom the Managers reasonably believes to be reliable and competent in the matters presented; and

(ii)	any attorney, independent accountant, valuation consultant, or other person as to matters that the Officer or the Managers reasonably believes to be within such person’s professional or expert competence.

9. Dissolution. The term of the Company shall be perpetual, unless earlier terminated following the occurrence of any event identified in this Section 9. The Company shall dissolve upon the first to occur of the following, and upon no other event or occurrence:

A.	the written consent of sole Member;

B.	any event which makes it unlawful for the business of the Company to be carried on;

C.	the entry of a decree of judicial dissolution under Section 18-802 of the Act; or

D.	as otherwise specified under the Act.

10. Liquidation. Upon dissolution of the Company, the Board of Managers shall wind up the affairs of the Company and proceed within a reasonable period of time to sell or otherwise liquidate the assets of the Company. Subject to the Act, after all liabilities of the Company have been satisfied or duly provided for, the remaining assets of the Company shall be distributed to the sole Member.

11. Membership Interests as Securities. All Membership Interests shall be “securities” governed by Article 8 of the Uniform Commercial Code in any jurisdiction (a) that has adopted revisions to Article 8 of the Uniform Commercial Code substantially consistent with the 1994 revisions to Article 8 adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and (b) the laws of which may be applicable, from time to time, to the issues of perfection, the effect of perfection or non-perfection and the priority of a security interest in the membership interests of the Company. The Membership Interests shall be represented by certificates, and each certificate evidencing Membership Interests shall bear the following legend:

“FOR PURPOSES OF SECTION 8-103 OF THE UNIFORM COMMERCIAL CODE IN EFFECT IN ANY RELEVANT JURISDICTION IN THE UNITED STATES OF AMERICA, THE CERTIFICATES REPRESENTING AN INTEREST IN BMC MEADOWOOD II, LLC SHALL CONSTITUTE “SECURITIES” WITHIN THE MEANING OF SECTION 8-102 AND SECTION 8-103 OF THE UNIFORM COMMERCIAL CODE.”

12. Amendments. Amendments to this Agreement may be made in the sole and absolute discretion of the Member and only by an instrument in writing signed by the Member.

13. Assignments and Transfers of Interests. The Member may transfer all or any portion of its interest in the Company to any person at any time.

14. Successors and Assigns. Except as provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the Member and its legal representatives, successors and assigns.

15. Exculpation and Indemnification.

15.1. Right to Indemnification. The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a Manager or Officer of the Company or is or was serving at the request of the Company as a director, officer, employee, duly authorized attorney-in-fact, or agent of another entity, including any corporation, limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The Company shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Managers.

15.2. Prepayment of Expenses. The Company shall pay the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a Manager or Officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Manager or Officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Section 15 or otherwise.

15.3. Non-Exclusivity of Rights. The rights conferred on any person by this Section 15 shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the this Agreement, vote of the Member or disinterested Managers or otherwise. All rights to indemnification under this Section 15 shall be deemed to be a contract between the Company and each Manager and Officer of the Company who serves or served in such capacity or is or was serving at the request of the Company as a director, officer, employee, duly authorized attorney-in-fact, or agent of another entity, including any corporation, limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, at any time while this Section 15 is in effect. Any repeal or modification of this Section 15 or any repeal or modification of relevant provisions of applicable laws shall not in any way diminish any rights to indemnification of such person or the obligations of the Company arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Section 15, references to “the Company” include all constituent entities absorbed in a consolidation or merger as well as the resulting or surviving entity, so that any person who is or was a director, manager, officer, employee or agent of such a constituent entity or is or was serving at the request of such constituent entity as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Section 15, with respect to the resulting or surviving entity, as such person would if such person had served the resulting or surviving entity in the same capacity.

15.4. Reliance. Any Person who after the date of the adoption of this provision becomes or remains a Manager or Officer of the Company or who, while a Manager or Officer of the Company, becomes or remains at the request of the Company a director, officer, employee, duly authorized attorney-in-fact or agent of another entity, including a corporation, limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Section 15 in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Section 15 shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

15.5. Savings Clause. If this Section 15 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Section 15 as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred and suffered by such person and for which indemnification is available to such person pursuant to this Section 15 to the full extent permitted by any applicable portion of this Section 15 that shall not have been invalidated and to the full extent permitted by applicable law.

15.6. Other Indemnification. The Company’s obligation, if any, to indemnify any person who was or is serving at its request as a manager, director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust or other enterprise.

15.7. Insurance. The Company may maintain insurance, at its expense, to protect itself and any Manager, Officer, employee or agent of the Company, or such person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under Delaware law.

15.8. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Section 15 shall not adversely affect any right or protection under this Section 15 of any person in respect of any act or omission occurring prior to the time of such repeal or modification without such person’s express written consent.

16. Fiscal Year; Tax Matters. The Fiscal Year of the Company for accounting purposes shall end at midnight on December 31 in each year; and each new Fiscal Year begins on January 1 in each year, except for the short taxable years in the years of the Company’s formation and termination and as otherwise required by the Internal Revenue Code of 1986, as amended (the “Code”). Proper and complete records and books of account of the business of the Company shall be maintained at the Company’s principal place of business. The Member acknowledges and agrees that the Company is a domestic entity with a single owner and is to be disregarded as a separate entity for federal income tax purposes as provided in Treas. Reg. § 7701-3. The Company’s books of account shall be maintained on a basis consistent with such treatment. The Member and its duly authorized representatives may, for any reason reasonably related to its interest as a Member of the Company, examine the Company’s books of account and make copies and extracts therefrom at its own expense. The Member shall maintain the records of the Company for three years following the termination of the Company.

17. Governing Law; Jurisdiction. This Agreement and the rights and remedies of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware. The Member intends the provisions of the Act to be controlling as to any matters not set forth in this Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

BMCH CALIFORNIA, LLC a Delaware limited liability company

By:	/s/ William J. LaHerran
Name: William J. LaHerran
Title: Chief Financial Officer

EXHIBIT A

MEMBERSHIP UNITS AND

MEMBERSHIP INTEREST

Name and Address of Member	Units	Ownership Interest
BMCH California, LLC, Original Member 6489 Camden Avenue, Suite 204, San Jose, CA 95120	100	100%
TOTAL:	100	100%

EXHIBIT B

INITIAL BOARD OF MANAGERS

Dustin L. Bogue, Chairman

William J. LaHerran

INITIAL OFFICERS

Name	Title
Dustin L. Bogue	President

William J. LaHerran	Chief Financial Officer

James W. Fletcher	Chief Operating Officer